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EXHIBIT 99.1

             GlobeSpan to Acquire PairGain's Microelectronics Group


    Purchase to Include Intellectual Property and Other Assets of PairGain's
                                DSL Chipset Group


         RED BANK, NEW JERSEY AND TUSTIN, CA - JANUARY 24, 2000 -- GlobeSpan, Inc. (NASDAQ: GSPN), a leading provider of integrated circuit, software and systems designs for digital subscriber line (DSL) applications and PairGain Technologies, Inc. (NASDAQ:PAIR), a leader in DSL access systems, today announced that they have reached a definitive agreement for the purchase and sale of PairGain's microelectronics group, designers of integrated circuits and software for DSL applications, to GlobeSpan.

         The purchase price will be a combination of 1,081,197 shares of GlobeSpan common stock and a $90.0 million subordinated redeemable convertible note. The deal is expected to close in the first quarter.

         On November 15, 1999 PairGain announced its intent to divest its microelectronics group to facilitate PairGain's new focus on system-level, multi-service access platforms.

         In addition, GlobeSpan and PairGain will enter into a supply agreement for the sale of DSL chipsets to PairGain. GlobeSpan, with this acquisition, will establish a Southern California design center from which it expects to expand over the next few years.

         "We are extremely excited to add to GlobeSpan these intellectual property assets and 40 experienced DSL engineers from PairGain, stated Armando Geday, GlobeSpan's president and CEO. This opportunity to add to our core competencies and talent resources will enhance our ability to extend our market share lead, advance our product development and accelerate our time to market," added Geday.

         "We are very proud of the past accomplishments of our microelectronics team and believe that the group will contribute significantly to GlobeSpan and towards the ongoing evolution of the DSL marketplace, said Mike Pascoe, PairGain's president and CEO. This move reinforces our focus towards the sales and support of system-level products, including Avidia, the industry leading DSL access switch. Our agreement with GlobeSpan allows us to continue to leverage the skills of the micro team without the costs associated with intensive ongoing development," he added.

ABOUT GLOBESPAN

         GlobeSpan, Inc. is a leading worldwide developer of advanced DSL chipsets, which enable data transmission over the existing network of copper telephone wires, known as the local loop, at rates over 100 times faster than today's commonly deployed 56K modems. To date, the company has shipped more than one million DSL chipsets, representing a significant share of this emerging market, to a customer base of more than 100 DSL equipment manufacturers.


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GlobeSpan, Inc. is based at 100 Schulz Drive, Red Bank, New Jersey 07701 and can
be reached by phone at + 1-732-345-7500. The company's web site is www.globespan.net. GlobeSpan is a trademark of GlobeSpan, Inc.

ABOUT PAIRGAIN TECHNOLOGIES, INC.

         PairGain is the leader in the design, manufacture and sale of DSL networking systems. Service providers and private network operators worldwide use PairGain's products to deploy DSL-based services such as high-speed Internet and remote LAN access.

         For more than 10 years, PairGain has been recognized as a technology leader and industry innovator of telecommunications equipment. The company offers the widest range of DSL-based systems available.

         Product lines include HiGain Solitaire (TM) HDSL2 solutions, HiGain (R) T1/E1 access systems, PG-Flex Plus (TM), PG-Flex (R) and PG-Plus (R) subscriber carrier systems, the Avidia (R) System, Megabit Modems (R) and Campus-HRS (TM) DSL access products. Well over 1.7 million PairGain DSL modes are installed in more than 70 countries.

         Additional information about the company is available on the Internet at www.pairgain.com.

         Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting both GlobeSpan's and PairGain Technologies' operations, markets, services and related products, prices and other factors discussed in GlobeSpan's recent prospectus and other periodic filing with the Securities and Exchange Commission and PairGain's periodic filings with the Securities and Exchange Commission.


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